FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION MANAGEMENT REPORT

AUBURN HILLS, MICHIGAN, MAY 16, 2002 -- The following Management Report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

         With this Management Report, I want to update you on industry conditions, our new finance company, recent capital structure changes and our 2002 outlook.

Industry Update.

         Spring is here, but it appears to be another challenging year for the traditional manufactured housing industry. Normally, strong seasonal increases are upon us at this time of the year, but as you know March industry wholesale shipments were down a disappointing 13.6% from a year ago. Unfortunately, April and early May have also been weak.

         When the year began the industry appeared to be finally rebounding, with consumer repossessions being the only remaining issue in this cycle that needed to be addressed. The recent Texas legislation and the time lag because of the shift to real estate financing have impacted shipments this year. Since the year began two other issues are delaying the industry's recovery:

         1. Further reduction in availability of consumer financing. Although real estate loans for manufactured housing have been growing, they only partially offset the drastic drop in home-only financing. The industry has been affected by the withdrawal from consumer lending of Bombardier in late 2001 and Green Point and CIT in 2002. Conseco, Chase and other remaining lenders have responded by further tightening their underwriting standards. In fact, Conseco reported that its manufactured housing loan origination volume in the first quarter was down 35% year-over-year and 47% from the fourth quarter level.

         2. Retailers' reducing inventories. It appears that retailers are sharply dropping inventories in response to concerns about the availability of consumer financing and the withdrawal of Conseco from wholesale floor plan lending. A survey by the Manufactured Housing Institute showed inventories dropping more than 7% this April at 400 retailers randomly sampled. This decrease is dramatic since this is the time of the year when retailers normally increase inventory levels as they prepare for the selling season. While this industry inventory shrinkage is a good thing in order to improve inventory turns and the health of the distribution channel, it is temporarily delaying the recovery of industry manufacturers.

         With these two factors affecting the spring selling season, we are adjusting our industry forecasts downward for 2002 and 2003 as follows:

                                     2001          2002             2003
         (Homes, in 000's)          Actual          Est.             Est.
                                    ------          ---              ---
         Repossessions                  90           90      -        70    -22%
         New retail                    212          200     -6%      220    +10%
           Total demand                302          290     -4%      290      -
         Inventories                    97           82    -15%       80    -2%
         Shipments/production          193          185     -4%      218    +18%

HomePride Finance Open for Business.

     On May 6 we began taking loan applications at HomePride, our finance subsidiary following the acquisition of the home-only origination business from CIT. In many ways, our timing could not have been better with the shortage of quality, home-only financing for the industry. However, with our focus on quality and normal startup, HomePride alone cannot make up for the entire industry shortage. Our objective is to take the variability out of the availability of home-only financing over the long term by having disciplined, consistent underwriting standards that provide performing loans. The current industry situation underscores the validity of this strategy.

     We thought this would be a good time to summarize the HomePride business plan, start up and financial implications. During 2001 CIT originated approximately $680 million in new manufactured housing loans. Our original plan is to scale back to about $500 million of originations annually, with 40%, or $200 million, to support our 214 company-owned retailers where incentives will be tied to loan performance. The other 60%, or about $300 million, will be to support key independents that are part of our Champion Home Center (CHC) distribution network. During the startup of HomePride for the seven remaining months of 2002, we are targeting between $150 million to $200 million in originations and are focusing on quality NOT size.

     As previously announced, we intend to utilize the portfolio method of accounting for our finance company operations instead of the gain on sale method. Even though this more conservative accounting method will reduce reported EPS for the first few years, it reduces the incentive to increase loan volume consistent with our quality-over-quantity approach. In fact, we estimate that the finance company will generate a loss of about $0.07 per diluted share this year.

Capital Structure Changes.

     Over the past six weeks, we made several significant changes to our capital structure. These four items were previously announced:

     1.   The issuance of $25 million in convertible preferred stock;
     2. The establishing of a $150 million warehouse line to support HomePride's operations;
     3. The funding on April 22 of $150 million in Senior Notes due 2007 with an 11.25% annual interest rate; and
     4. The repurchase of $25 million of Senior Notes due 2009 for approximately $20 million.

         With these changes completed we have further improved our balance sheet in May and reduced our interest expense by:

     1. The repayment of $56 million in floor plan obligations with an average annual interest rate of 7%, bringing the amount outstanding to about $10 million. We expect to maintain floor plan credit lines of $30 million with three lenders, which we believe could be increased if liquidity is needed; and
     2. The repurchase of an additional $5 million in Senior Notes due 2009 for approximately $4 million.

     The interest expense effect of all of the above capital structure transactions results in a net charge of about $0.10 per diluted share this year for the additional debt load. Our debt now totals $355 million compared to $297 million to start the year. April month end cash balances adjusted for the May items above totaled $83 million, excluding $35 million in restricted cash for letter of credit collateralization. In addition, the repurchase of the $30 million Senior Notes due 2009 resulted in an extraordinary gain of approximately $4 million, or $0.07 per diluted share, which will be recorded in the second quarter.

Outlook for 2002.

     With revised industry projections due to challenging conditions, as well as the startup of HomePride and recent balance sheet changes, we expect to report a loss for our second quarter ending June 29, 2002. In addition, we no longer expect to be at breakeven for the year as previously forecasted, but instead expect to report a loss. We're hoping that June results, which were relatively strong last year, come in better than currently anticipated and prove us wrong. However, we are not seeing the pickup in orders that normally occurs this time of year although consumer traffic is holding steady.

     We are, however, encouraged that we are taking the right actions for the long-term positive impact. This year we have seen several encouraging results from our actions during the past 35 months. These include:

   - Independent retailers.
         o The number of CHC locations has increased to 568, up 35% from the start of 2001.
         o Losses from retailer defaults continue to drop, down 80% in the first quarter of 2002 vs. the first quarter of 2001. These losses in the second quarter are expected to be minimal, down from $1.3 million in the comparable quarter a year ago.
   - Company-owned retailers.
         o Our breakeven has dropped further and is now about 3 new homes per month per location.
         o  Inventories remain lean at 14 new homes per average store.
   - Genesis.
         o  Management changes were made to strengthen the Genesis team.
         o Tax credit infill housing continues to be a bright spot, with a number of these opportunities on the horizon.

     Despite the challenging industry conditions, we know more than ever that we took the right actions during this downturn to align capacity with demand. Going forward, we'll keep you updated as we continue to deal with the difficult industry environment and position the company for the long-term benefits and opportunities.

                                      Walt

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 47 homebuilding facilities in 16 states and two western Canadian provinces and 214 retail locations in 27 states. Independent retailers, including 568 Champion Home Center locations, and approximately 400 builders and developers also sell Champion-built homes. Further information can be found at the company's website, www.championhomes.net.

     This Management Report contains certain statements, including statements regarding industry forecasts, HomePride strategy and origination volume, earnings forecasts and expected future results, floor plan credit line availability, and growth opportunities, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this Management Report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.